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
         FORM 3                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION          ----------------------------
                                                          WASHINGTON, D.C. 20549                                 OMB APPROVAL
-------------------------                                                                               ----------------------------
------ ---------------------------
                                          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES       OMB Number:       3235-0104
------ ---------------------------         Filed pursuant to Section 16(a) of the Securities and        Expires:  December 31, 2001
                                         Exchange Act of 1934, Section 17(a) of the Public Utility      Estimated average burden
------ ---------------------------          Holding Company Act of 1935 or Section 30(f) of the         hours per response......0.5
                                                      Investment Company Act of 1940
------ ---------------------------                                                                      ----------------------------
       (Print or Type Response)
------ ---------------------------

------------------------------------------------ ------------------- ---------------------------------------------------------------
1.  Name and Address of Reporting Person*        2. Date of Event    4.  Issuer Name and Ticker or Trading Symbol
                                                    Requiring        Salon.com (SALN)
    William R. Hambrecht                            Statement
                                                    (Month/Day/Year)

                                                    12/29/2000
------------------------------------------------ ------------------- ---------------------------------------------- ----------------
    (Last)            (First)     (Middle)       3. IRS or           5.  Relationship of Reporting Person(s)        6. If Amend-
                                                    Social               to Issuer                                  ment, Date of
                                                    Security                (Check all applicable)                  Original
                                                    Number of        ___ Director         __X_  10% Owner           (Month/Day/
    539 Bryant Street, Suite 100                    Reporting        ___ Officer (give    ___   Other (specify       Year)
                                                    Person                 title below)                below)
                                                    (Voluntary)
------------------------------------------------ ------------------- ---------------------------------------------- ----------------
                      (Street)                                                                                      7. Individual
   San Francisco        CA          94107                                                                           or Joint/Group
                                                                                                                    (Check
                                                                                                                    Applicable Line)
                                                                                                                    X  Form Filed by
                                                                                                                       One Reporting
                                                                                                                       Person
                                                                                                                    _  Form filed by
                                                                                                                       More than One
                                                                                                                       Reporting
                                                                                                                       Person

------------------------------------------------ -----------------------------------------------------------------------------------
    (City)            (State)        (Zip)
                                                                 Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------ -----------------------------------------------------------------------------------
1.  Title of Security                            1.  Amount of            1. Ownership          1.  Nature of Indirect Beneficial
    (Instr. 4)                                       Securities              Form: Direct (D)       Ownership (Instr. 5)
                                                     Beneficially            or Indirect (I)
                                                     Owned (Instr. 4)        (Instr. 5)
------------------------------------------------ ------------------------ --------------------- ------------------------------------

common stock, par value $0.001 per share         560,000(1)               I(1)                  As Manager of WR Hambrecht + Co. LLC
------------------------------------------------ ------------------------ --------------------- ------------------------------------

common stock, par value $0.001 per share         870,275                  D
------------------------------------------------ ------------------------ --------------------- ------------------------------------


------------------------------------------------ ------------------------ --------------------- ------------------------------------


------------------------------------------------ ------------------------ --------------------- ------------------------------------


------------------------------------------------ ------------------------ --------------------- ------------------------------------
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(1) Mr.  Hambrecht  is the  Manager of WR  Hambrecht  & Co. LLC  ("LLC") and has
shared voting and  dispository  power over the shares of Salon.com held directly by the LLC.  Mr.  Hambrecht  indirectly  holds a 23.1%  interest in the LLC and, accordingly,  disclaims  beneficial  ownership of all but 129,360 shares held by the LLC.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).
                                                                         (Over)

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        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G. PUTS, CALLS WARRANTS, OPTIONS, CONVERTIBLE SECURITIES



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-------------- ----------------------- ----------------------- ---------------------------- -------------------------- -------------
1. Title of    2. Date Exercisable     3. Title and Amount     4. Conversion or Exercise    5. Ownership Form          6. Nature of
Derivative     and Expiration Date     of Securities           Price of Derivative          of Derivative Security     Indirect
Security       (month/day/year)        Underlying Derivative   Security                     Direct (D) or Indirect     Beneficial
(Inst. 4)                              Security                                             (I) (Instr. 5)             Ownership
                                                                                                                       (Instr. 5)
-------------- ----------------------- ----------------------- ---------------------------- -------------------------- -------------
               Date        Expiration   Title      Amount or
               Execisable  Date                    Number of
                                                   Shares
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
** Intentional  misstatements or omissions of facts constitute  Federal Criminal       /s/ William R. Hambrecht              2/26/01
    Violations.                                                                      -----------------------------         ---------
   SEE  18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                           ** William R. Hambrecht              Date

Note: File three copies of this Form, one of which must be manually  signed.  If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number. SEC 1473(3-99)
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